Exhibit 99.1

Oramed Releases Letter to Shareholders, Highlighting Developments in its Oral Insulin Program,
Significant Investment Appreciation, and Upcoming Growth Initiatives

●	Oramed Advancing Oral Insulin Program Independently; Announces Launch of New U.S. Trial

●	Diversified Investment Portfolio Delivers Strong Returns

●	Company Accelerating Growth Through Strategic Partnerships, Innovation, and Value-Driven Expansion

●	Company Reaffirms Commitment to Rewarding Shareholders, Including Plans for a One-Time Dividend

NEW YORK, October 23, 2025 -- Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) (“Oramed” or the “Company” or “we”), a clinical-stage pharmaceutical company, today issued a Letter to Shareholders from its President and Chief Executive Officer, Nadav Kidron.

Dear Shareholders,

I am pleased to share with you some of the significant developments we have seen across Oramed’s operations and strategic initiatives. Over the past year, we have advanced our core programs while simultaneously building a diversified portfolio of opportunities that demonstrate our commitment to creating long-term shareholder value.

We have leveraged our strengths, including our deep industry relationships, insights, and operational expertise, to identify and capitalize on high-conviction investment opportunities across the biomedical landscape. This diversified approach has generated substantial returns while maintaining our focus on advancing our refined oral insulin program based on the high-responder subgroups we identified through extensive data analysis.

Oral Insulin Program:

Following our extensive deep-dive analysis of Phase 2 and Phase 3 data, we have identified high-responder subgroups that demonstrated particularly encouraging results. These subgroups—including participants with lower BMI and older demographics—showed the possibility of achieving over 1% reduction in HbA1c, a clinically meaningful outcome that potentially strengthens our regulatory and commercial positioning.

We are initiating a 60-patient, US-based trial. We believe this approach will allow us to validate the robustness of our oral insulin formulation while providing valuable data to potential partners. The trial was designed to use the smallest adequately powered population expected to obtain such validation in what we believe to be the shortest time possible, providing a cost-effective way to generate additional compelling evidence and refine our patient selection criteria for future potential regulatory submissions.

The previously announced joint venture with Hefei Tianhui Biotech Co. Ltd. (“HTIT”), has been terminated due to HTIT’s inability to satisfy the closing financial conditions under the agreement. However, the Company plans to continue its oral insulin development program independently, thus allowing it to maintain full control and momentum on this critical program without external dependencies.

Investment Portfolio:

Over the past two years, Oramed has made strategic investments in a diversified portfolio of innovative biomedical companies, each selected for their potential to generate substantial returns while complementing our core competencies:

Scilex Holdings (“Scilex”) In September 2023, we provided a loan to Scilex in the amount of $99.5 million. To date, this structured investment has returned $95.5 million, with additional expected returns of over $60 million anticipated in the next 12 months, plus ongoing royalties for the next 9 years. Total returns could reach approximately $170 million, with potential for additional upside from the convertible note and other components of the transaction structure. Further information about Scilex is available on their website: https://www.scilexholding.com

Alpha Tau Medical Ltd (“Alpha Tau”) Alpha Tau is pioneering a revolutionary approach to cancer treatment through its Alpha DaRT (Diffusing alpha-emitters Radiation Therapy) technology. This innovative alpha radiation therapy intends to deliver a powerful, highly localized treatment that destroys tumors while minimizing damage to surrounding healthy tissue. We identified Alpha Tau as an exceptional investment opportunity due to their groundbreaking technology platform, strong clinical progress, and significant commercial potential across multiple cancer indications.

We made an initial investment of $36.9 million in Alpha Tau on April 24, 2025, purchasing 14.1 million shares at $2.612 per share as part of a deal that included board representation. Recognizing the significant potential, we subsequently purchased approximately 259,000 additional shares in the open market through September 30, 2025, for $846,000 at an average price of $3.27 per share bringing our total investment to $37.7 million. Based on the closing price of $4.51 per share on September 30, 2025, our total position of 14.4 million shares is valued at approximately $64.8 million, a $27.1 million gain.

Beyond the immediate appreciation, we believe Alpha Tau represents an exceptional long-term opportunity with multiple transformative clinical and commercial inflection points ahead. We believe their revolutionary alpha radiation therapy technology positions them for significant value creation as they advance through pivotal clinical milestones and move toward commercialization across multiple indications.

As part of our involvement, we entered into an investor relations and business advisory agreement valued at $3 million over 3 years plus warrants to purchase up to 3.2 million shares at exercise prices ranging from $3.47 to $3.90 per share. Further information about Alpha Tau Medical is available on their website: https://www.alphatau.com/Shareholders interested in receiving updates directly from Alpha Tau can visit their investor relations page at https://www.alphatau.com/news-pr.

BioXcel Therapeutics , Inc. (“BioXcel”) BioXcel is pioneering an innovative approach to drug development by leveraging artificial intelligence to identify and advance novel therapies in neuroscience and immuno-oncology. We invested $7 million in BioXcel on March 4, 2025 and as of September 30, 2025 have realized $6.25 million through partial sales. We currently maintain an open position of 700,000 warrants at a $4.20 strike price, providing continued exposure to their promising AI-driven drug discovery pipeline. Further information about BioXcel is available on their website: https://www.bioxceltherapeutics.com/

Pelthos Therapeutics Inc. (“Pelthos”) Pelthos, a commercial-stage revenue-generating biotech company, is developing novel drug delivery platform technologies with significant potential across multiple therapeutic areas.

We invested $1.5 million, purchasing 150,000 shares at $10 per share on July 1, 2025. Based on a closing price of $28 per share on September 30, 2025, our position is currently realizing a 180% gain. This $4.2 million current valuation reflects Pelthos’s strong execution and market validation of their novel drug delivery platform technologies. Further information about BioXcel is available on their website: https://pelthos.com/

Additional Investments: In addition to the investments detailed above, we maintain small positions in earlier-stage biotech investments that continue to be part of our diversified portfolio of strategic investments. Additionally, as part of our capital management strategy, we have invested and loaned approximately $32.4 million in real estate and loans with real estate collateral.

Dividend Update:

In connection with our previously announced joint venture, we discussed providing shareholders with a one-time dividend. While we have decided to continue our oral insulin program independently without the spin-off, we remain committed to rewarding our shareholders.

Upcoming Growth Initiative

Building on our investment track record, we are actively pursuing partnerships with strong companies possessing significant potential, as we have demonstrated with Alpha Tau Medical, Scilex, and our other portfolio companies. We leverage our extensive network, regulatory expertise, and business development capabilities to actively shape these companies’ growth trajectories and help unlock their full market potential. We are continuously working to identify and execute on potential opportunities that can drive substantial value creation.

In Conclusion, we believe the numbers speak for themselves: In January 2023, following our Phase 3 trial that did not meet its primary endpoints, we had $155.7 million in cash and cash equivalent. In less than three years, while investing $17.8 million in R&D to advance our refined oral insulin program and share buybacks, we have simultaneously grown our total cash and assets to approximately $210 million as of September 30, 2025 (unaudited)- demonstrating our ability to create substantial value through strategic capital deployment.

We believe Oramed stands at a unique inflection point, with our core oral insulin program showing renewed promise through our refined subgroup analysis while our investment portfolio demonstrates our ability to identify and capitalize on emerging opportunities. We believe our multi-faceted approach, combining clinical development, partnerships, and prudent capital deployment across diversified assets, positions us to create sustainable value across diverse market opportunities.

Thank you for your continued support as we execute on this expanded growth strategy. We look forward to sharing more detailed updates on our progress in the coming quarters.

Sincerely,

Nadav Kidron
Chief Executive Officer

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. Oramed’s novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. For more information, please visit www.oramed.com.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss our trial plans, expected returns from our investment portfolio, our growth initiatives, potential partnerships, dividend plans, and our ability to create shareholder value through our diversified approach. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval; competition from other pharmaceutical or biotechnology companies; market volatility affecting our investment portfolio; our ability to realize expected returns from Scilex and other investments; and our ability to identify and execute partnerships. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:

+1-844-9-ORAMED
ir@oramed.com

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